UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LIGHTBRIDGE CORPORATION
(Name of Registrant as Specified in Its Charter)

__________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE

The purpose of this Schedule 14A is to file a letter to shareholders issued by Lightbridge Corporation (the “Company”) on October 13, 2022, urging shareholders to vote their shares ahead of the 2022 Annual Meeting.

October 13, 2022

Dear Fellow Shareholder,

You recently received proxy materials in connection with the Annual Meeting of Stockholders of Lightbridge Corporation. According to our latest records, your PROXY VOTE for this meeting HAS NOT YET BEEN RECEIVED.

Two years ago, the two largest retail brokerage firms in the U.S. stopped voting on behalf of their customers on routine proposals. This has made it very difficult for companies with large retail investor shareholder bases, like Lightbridge, to achieve sufficient shareholder participation on matters that require a majority of all issued and outstanding shares to vote in favor of the proposal.

You still have time to vote by telephone or the internet. The easiest way for you to vote is by telephone, by calling Advantage Proxy at 1-877-870-8565 between the hours of 9:00 a.m. and 9:00 p.m. U.S. Eastern Time, Monday through Friday. You will not need to have a control number when you call. You can also call the telephone number on the front of your voting instruction form.

To vote by internet please go to www.proxyvote.com. There is a control number on the front of your voting instruction form. Please have the control number ready when you log on and then follow the easy step-by-step instructions.

Supporting advanced nuclear technologies has proven to be of strategic importance to the U.S. government in restoring America’s leadership in nuclear energy and demonstrates the innovation and progress that is taking place in meeting the government’s goals relating to energy security and climate change for the United States and our allies. As an American company, we are benefiting from the government’s support. One of the matters on which we are asking you to vote is to increase the number of authorized common shares. As we seek to raise non-dilutive capital through government grants, we will need to show the government that we have matching funding available for future programs. We intend to raise capital over time through sale of equity securities, and we need to add more common shares in order to raise that capital.

The Board of Directors Urges You to Vote “FOR” all Proposals

Regardless of the number of shares you own, it is important that they be represented at the Annual Meeting of Stockholders. Your vote matters and the Company appreciates your support.

YOUR BROKER MAY NOT VOTE YOUR SHARES IF THEY DON'T RECEIVE INSTRUCTIONS FROM YOU.

 PLEASE VOTE YOUR SHARES NOW SO YOUR VOTE CAN BE COUNTED WITHOUT DELAY.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

I hope you are well and we appreciate your continued support.

Best regards,

President and CEO